Exhibit 4
Form SB-2
Mountain Oil, Inc.

                        October 12, 2000


The Board of Directors
Mountain Oil, Inc.
P. O. Box 1574
Roosevelt, UT  84066

Gentlemen:

     We have been retained by Mountain Oil, Inc. (the "Company"), in connection with the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to 1,000,000 shares of common stock, par value $0.001 per share. You have requested that we render an opinion as to whether the common stock as proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid and non-assessable.

      In connection with this engagement, we have examined the following:

          1.   the articles of incorporation of the Company;

          2.   the Registration Statement;

          3.   the bylaws of the Company; and

          4.   unanimous consents of the board of directors.

      We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.

     Based upon the above examination, we are of the opinion that the shares of common stock proposed to be issued pursuant to the Registration Statement, are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and non-assessable.

The Board of Directors
Mountain Oil, Inc.
October 12, 2000
Page 2

      We hereby consent to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

                              Sincerely yours,

                              /s/ Lehman Walstrand & Associates

                              LEHMAN WALSTRAND & ASSOCIATES